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Exhibit (11) - Statement re: Computation of Net Income Per Common Share

COMPUTATION OF NET INCOME PER COMMON SHARE
Comerica Incorporated and Subsidiaries

                                                                        Three Months Ended              Six Months Ended
                                                                              June 30,                       June 30,
(in millions, except per share data)                                  2004             2003            2004          2003
                                                                      -----            -----           -----         -----
Basic:
   Net income applicable to common stock                              $ 192            $ 170           $ 354         $ 346
                                                                      -----            -----           -----         -----
   Average common shares outstanding                                    172              175             173           175
                                                                      -----            -----           -----         -----
   Basic net income per common share                                  $1.11            $0.98           $2.04         $1.98
                                                                      =====            =====           =====         =====

Diluted:
   Net income applicable to common stock                              $ 192            $ 170           $ 354         $ 346
                                                                      -----            -----           -----         -----
   Average common shares outstanding                                    172              175             173           175
   Nonvested stock                                                        1                -               1             -
   Common stock equivalent:
      Net effect of the assumed exercise of stock options                 1                1               1             1
                                                                      -----            -----           -----         -----
   Diluted average common shares                                        174              176             175           176
                                                                      -----            -----           -----         -----
   Diluted net income per common share                                $1.10            $0.97           $2.02         $1.97
                                                                      =====            =====           =====         =====
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      Options to purchase an average 6.7 million and 9.2 million shares of common stock at exercise prices ranging from $53.97 - $71.58 and $44.91 - $71.58 were outstanding during the three months ended June 30, 2004 and 2003, respectively, and options to purchase an average 6.7 million and 9.3 million shares of common stock at exercise prices ranging from $54.95 - $71.58 and
$43.63 - $71.58 were outstanding during the six months ended June 30, 2004 and
2003, respectively, but were not included in the computation of diluted net income per common share because the options' exercise prices were greater than the average market price of common shares for the period.